Exhibit 10.24

[Letterhead of Ilene S. Gordon

Chairman and Chief Executive Officer

Corn Products International, Inc.]

March 26, 2010	Private and Confidential

Ms. Diane Frisch

735 N. East Avenue

Oak Park, Illinois 60302

Dear Ms. Frisch

I am pleased to confirm our offer of employment to you for the position of Vice President, Human Resources and welcome you to Corn Products International, Inc. (the “Company”).  We look forward to having you join our organization according to the terms supplied in this correspondence.

You will be joining Corn Products at a monthly salary of $25,000 which equates to an annual base salary of $300,000.  Your first day of work will be May 1, 2010.  You are eligible to receive four weeks vacation.

You will be presented to the Board of Directors for election as an officer of the Company on May 19, 2010.  Further, the Company will seek the Compensation Committee’s approval for the other components of your compensation including approval of a bonus target of 65% of base salary and a grant under the Company’s long-term incentive compensation program (“LTIP”) with a total market value of $256,000 (determined on the date of the grant of the awards) as follows: (1) 50% will consist of a grant of stock options, the number and exercise price of which will be determined on the date of grant using a Black Sholes value of Company stock on such date, and (2) 50% will consist of performance shares, the number of which will be determined based on the fair market value of Company stock on the date of grant.  The performance shares can be earned based on the Company’s total shareholder return over a three year period.  Your participation in the LTIP will be subject to the terms and conditions of the LTIP and the awards granted under the LTIP.  The full term of these awards will be provided to you upon Board approval.

In addition to being provided with a Company car, you will be eligible to participate in all employee benefits provided to senior executives of the Company, including the following:

•	Qualified defined contribution plan	•	Able to contribute up to 25% of eligible compensation on either a before-tax or after-tax basis
		•	Company matches dollar for dollar on first 6% of employee contributions
		•	Company contributions vest 100% after 3 years
•	Qualified cash balance plan	•	Company-provided pay: 3%—10% of eligible compensation, based on years of service
		•	Interest credit equal to short-term U.S. Treasuries
		•	Vests 100% after 3 years
•	Nonqualified defined contribution plan	•	Restores benefits (both employee deferral and employer match) otherwise limited by IRS
•	Nonqualified cash balance plan	•	Restores benefits otherwise limited by IRS
•	Nonqualified deferred compensation	•	Allows deferral of up to 20% of salary, 100% of annual bonus, and 100% of performance share plan
•	Financial counseling and tax preparation	•	$5,000 annually

In the event of your involuntary termination by the Company without cause you will be paid severance in the amount of your base annual salary as in effect on the date of termination.

For a period of one-year following your termination of employment with the Company, you agree that you will not be employed by or otherwise perform services for any of the following competitors of the Company: ADM, Cargill, Bunge, Tate & Lyle, Roquette or National Starch, and their affiliates and successors.

Your employment is contingent upon successful completion of a test for the presence of illegal drugs.  After you sign and return this conditional offer of employment, please call Pat Palmeri, RN, Occupational Health Nurse, after April 9 to receive instructions about how to proceed with your drug test.  You may reach her at (708) 563-5314.

Your employment is also contingent upon the results of a background check as stated on the employment application.  International Profiles is the company that conducts the background checks for Corn Products, and you should expect to be contacted by them within the next few days.  During orientation, the benefits programs will be explained to you and you will be required to provide documents verifying your legal status to work in the United States.  Your ability to provide proof of your eligibility to work for Corn Products International, Inc. in the United States is required by law.

On your first day of work, please report to the fifth floor of 5 Westbrook Corporate Center in Westchester, at 8:30 a.m.  At the reception desk, please ask for Shari Kujawa (708) 551-2677.

To expedite your placement on the payroll, a Personal Data/New Hire form is enclosed.  Please complete and return this along with your signed offer letter in the enclosed, overnight envelope by April 9, 2010.  Please write your name on this form as it appears on your Social Security card.  You will note there are two originals of the offer letter, please retain one for your files.

As with all employment offers, please realize that your employment is not for any specific duration and may be terminated at will by either you or the Company.  Also, the terms of your employment including, but not limited to, benefits and compensation programs are subject to change at any time.

Diane, I am happy that you have chosen to join Corn Products International, Inc., and I am looking forward to working with you.  If you should have any questions, please feel free to contact me at 708/551-2591

Sincerely,

/s/ Ilene S. Gordon
Ilene S. Gordon
Chairman, President and Chief Executive Officer

ISG/lb

Enclosures

Accepted

/s/ Diane J. Frisch	4/2/10
Signature	Date

May 1, 2010
Start Date